EXHIBIT 99

EMC Insurance Group Inc. Declares
Quarterly Cash Dividend

DES MOINES, Iowa (March 2, 2016) - EMC Insurance Group Inc. (NASDAQ:EMCI) (the “Company”) today announced that its board of directors declared a quarterly cash dividend of $0.19 per share of common stock payable March 22, 2016 to stockholders of record as of March 15, 2016. The Company has declared a quarterly dividend since it became a publicly held company in February 1982.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ Stock Market under the symbol EMCI. Additional information regarding EMC Insurance Group Inc. may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.